Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

SPRINGVIEW HOLDINGS LTD

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Ordinary Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, par value US$0.0001 per share	Rule 457(c)	1,800,000	$4.42	$7,956,000	0.0001531	$1,218.06	-	-	-	-

	Total Offering Amounts					$7,956,000		$1,218.06
	Total Fees Previously Paid					-		$-
	Total Fee Offsets					-		-
	Net Fee Due							$1,218.06

(1)	The amount registered consists of 1,800,000 Class A Ordinary Shares, of which the Resale Shareholders, SWL (BVI) Limited and Sky Sapphire Group Limited, may sell up to 900,000 Class A Ordinary Shares each, representing all of their Class A Ordinary Shares, from time to time pursuant to this prospectus.

(2)	The registration fee is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, calculated based on Rule 457(c) of the Securities Act, by using a price per share of $4.42, which is the average of the high ($4.63) and the low ($4.20) prices of our Class A Ordinary Shares as reported on Nasdaq on October 25, 2024, and multiplying by the maximum number of shares being registered, and such estimate is solely for the purpose of calculating the registration fee.